EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 6 to the Registration Statement on Form S-4 (No. 333-104651) and related Prospectus of Silicon Graphics, Inc. for the registration of $230,000,000 principal amount of its (i) 11.75% Senior Notes Due 2009 and (ii) 6.50% Senior Convertible Notes Due 2009 and to the incorporation by reference therein of our report dated July 23, 2002 with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc. included in its Annual Report (Form 10-K) for the year ended June 28, 2002 filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
Palo Alto, California July 11, 2003